EXHIBIT 99.1

EMPIRE PETROLEUM ENTERS INTO AGREEMENT WITH MASTERSON WEST FOR PRODUCING RED CAVE OIL AND GAS PROPERTIES

Tulsa, OK – 12/28/16 — (OTC Pink: EMPR).  Empire Petroleum Corporation ("Empire") announced today that it has entered into an agreement ("Contribution Agreement") with Masterson West, LLC concerning a newly-formed entity, Masterson West II, LLC ("MWII"). According to the Contribution Agreement signed December 22, 2016, Empire contributed 40,000,000 shares of its common stock to MWII and, at the final closing, Masterson West has an obligation to contribute certain operated oil and gas properties to MWII in exchange for Empire contributing cash between $9,000,000 and $18,000,000 to MWII. Empire anticipates the final closing will occur no later than April 1, 2017.  Upon closing, Empire will own up to a maximum of 50% of MWII if it delivers $18,000,000 with a proportionate decrease down to 25% of Masterson West II at the lower end of the range.

The oil and gas properties are located in Moore and Potter Counties in the Texas Panhandle and the wells to be included in the transaction primarily target the Red Cave formation.  Tulsa-based Masterson West and related entity, Adams Affiliates Inc., have owned and operated the properties for over 20 years.

Empire has targeted this potential transaction for the following reasons.

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Existing production of initial asset: The properties are currently producing approximately 1,000 barrels of oil per day equivalent and include approximately 8,000 net acres of leasehold that are held by production.

•	Experienced field operations: Adams Affiliates, Inc. will continue to operate the properties.
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Future development opportunity: Empire believes this transaction is a lower risk, oil-weighted infill drilling opportunity as Masterson West have identified approximately 380 locations to develop on five to ten-acre spacing, with approximately 200 proved undeveloped drilling locations.  Empire estimates the total cost to drill and complete each well will be approximately $250,000.  MWII's goal is to drill 40 new wells per year for the next several years.

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New Empire seasoned management: Upon anticipated closing, Gary Adams of Masterson West will assume the role as Chairman of the Board of Directors and Chief Executive Officer.  Garry Smith, CPA, also of Masterson West will become Chief Financial Officer.

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Deal terms:  Upon closing, Masterson West will become the largest shareholder of Empire with the same rights and economic opportunities as those of existing and future shareholders. The cash contributed by Empire will be used to pay down the existing debt and further property development or acquisitions.

"We have been actively seeking operating business opportunities for Empire to use as an initial platform to grow as an oil and gas company", stated Mike Morrisett, President of Empire.  Mr. Morrisett continued, "We are equally excited about the opportunity to bring Gary Adams, a long-time pillar of the Tulsa oil and gas community, into Empire on a management basis.  We feel Gary has the experience to grow a public oil and gas company by further developing the initial properties and identify other potential accretive acquisitions."

FORWARD LOOKING STATEMENTS

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the company, see Empire Petroleum Corporation's Form 10-K for the fiscal year ended December 31, 2015.

For More Information Contact:

Mike Morrisett

539-444-8002